Exhibit 21

SUBSIDIARIES OF REGISTRANT (at June 30, 2000)

NAME	JURISDICTION IN WHICH ORGANIZED		PERCENTAGE OF VOTING SECURITIES OWNED BY REGISTRANT BY AFFILIATE
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DIMON International Tabak B.V. Intabex Netherlands B.V. Carrington & Michaux BV AG DIMON Do Brasil Tabacos Ltda. Contentnea, Inc. Kin-Farm, Inc. DIMON International Tabak AG (S.A. Ltd.)	(A) (A) (A) (A) (A) (A) (A)	The Netherlands The Netherlands Switzerland Brazil Delaware North Carolina Switzerland	100.00% 100.00% 100.00% 100.00% 100.00% 100.00% 100.00%	(C) (B) (C) (D) (E)

(A) Included in the Consolidated Financial Statements
(B) Owned by DIMON International, Tabak B.V.
(C) Owned by Intabex Netherlands B.V.
(D) Owned by Contentnea, Inc.
(E) Owned by Carrington & Michaux BV AG

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